Important Notice Concerning Limitations on Your
Trading in Hilb Rogal & Hobbs Securities
During 401(k) Plan Blackout Period

                                                                             August 25, 2008

To: Directors and Executive Officers of Hilb Rogal & Hobbs Company (“HRH”)

From: A. Brent King

1.	Please be advised that a “blackout period” for the Hilb Rogal & Hobbs Retirement Savings Plan (the “401(k) Plan”) will be imposed on transactions involving HRH common stock fund (the “HRH stock fund”) under the 401(k) Plan. This blackout period, described in more detail below, is necessary for the 401(k) Plan’s trustee to process and implement participants’ instructions with respect to the election of consideration (i.e., Willis stock, cash or a combination thereof) in the proposed merger (the “Merger”) between HRH and Willis Group Holdings Limited (“Willis”).

Under the Sarbanes-Oxley law enacted in 2002, the directors and executive officers of HRH will generally be prohibited from engaging in transactions involving HRH equity securities (including stock options and other derivatives based on HRH stock) during this blackout period in addition to otherwise complying with HRH’s insider trading policy. Dispositions of equity securities of HRH in connection with the Merger, including your election of transaction consideration, are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

2.	The blackout period for the 401(k) Plan is expected to begin at 4:00 p.m., eastern time, on September 23, 2008, and, assuming the Merger is completed on October 1, 2008, is currently expected to end on October 13, 2008. The blackout period will also be lifted promptly if the Merger is not completed or could be extended if necessary. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by contacting Brent King at (804) 747-3105 (prior to the closing of the Merger) and Shaun Bryant of Willis at +44 207 860 9146 (after the closing of the Merger).

3.	As a result of the need to process participant election instructions in connection with the Merger, during the blackout period, participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the HRH stock fund under the 401(k) Plan, (2) take distributions (including final distributions) of money invested in the HRH stock fund under the 401(k) Plan, and (3) take loans of money invested in the HRH stock fund under the 401(k) Plan.

4.	Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of HRH that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a direct or indirect pecuniary interest. You may be deemed to have an interest in transactions in equity securities of HRH by your family members, if such securities were originally acquired in connection with your service or employment as an HRH executive officer or director. As indicated above, however, dispositions of equity securities of HRH in connection with the Merger are excluded from the trading restrictions.

5.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between you and HRH, and as shares necessary to qualify as a director or to satisfy minimum ownership requirements or guidelines. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares, unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

Exercising stock options granted to you in connection with your service as a director or executive officer

Selling HRH stock that you acquired by exercising options

Selling HRH stock that you originally received as a restricted stock grant

7.	There are certain exemptions, including:

Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

Bona fide gifts, bequests and transfers pursuant to domestic relations orders

Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture or similar transaction

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. We therefore request that you contact Brent King of HRH at (804) 747-3105 or Shaun Bryant of Willis at +44 207 860 9146 before engaging in any transaction involving HRH stock or derivatives based on HRH stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.